As filed with the Securities and Exchange Commission on June 23, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HUNGARIAN TELEPHONE AND CABLE CORP.

(Exact name of registrant as specified in its charter)

Delaware	13-3652685
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Hungarian Telephone and Cable Corp.

1201 Third Avenue, Suite 3400

Seattle, WA 98101-3034

(206) 654-0204

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Peter T. Noone, Esq.

Hungarian Telephone and Cable Corp.

1201 Third Avenue, Suite 3400

Seattle, WA 98101-3034

(206) 654-0204

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement as determined by market conditions.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.001 per share	1,828,572 shares	(2)	$9.08	$16,603,434	$2,103.66

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low prices of the Registrant’s common stock as reported on the American Stock Exchange on June 21, 2004.
(2)	Under Rule 416 under the Securities Act, the number of shares of common stock registered includes an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

PROSPECTUS

The information in this prospectus may change. These securities may not be sold, in reliance on this prospectus, until the registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part, is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or country where the offer is not permitted.

Subject to completion, dated June 23, 2004

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-

HUNGARIAN TELEPHONE AND CABLE CORP.

1,828,572 Shares of Common Stock

This prospectus relates to 1,828,572 shares of common stock, par value $0.001 of Hungarian Telephone and Cable Corp. held by two of its stockholders who are named in the prospectus. The shares were originally issued in a private placement under the Securities Act of 1933, as amended. We are registering these shares pursuant to an agreement with such stockholders.

Hungarian Telephone and Cable Corp.’s primary business is the provision of telecommunications services. We do not provide, at this time, any cable television services.

The selling stockholders may sell the shares of common stock at various times and in various types of transactions, including: block transactions; directly to purchasers or through agents, brokers, dealers or underwriters; and sales “at the market” to or through a market maker or into an existing trading market or otherwise. Sales not covered by this prospectus may also be made pursuant to Rule 144 or another applicable exemption under the Securities Act of 1933. Shares may be sold at the market price of the common stock at the time of a sale, at prices relating to the market price over a period of time, or at prices negotiated with the buyers of shares.

The selling stockholders will pay all brokerage fees and commissions and similar expenses. Under the terms of an agreement between the selling stockholders and us, we agreed to pay legal, accounting and other expenses relating to the registration of the shares with the Securities and Exchange Commission.

Shares of our common stock are traded on the American Stock Exchange under the symbol “HTC.” The closing sales price of the shares on June 21, 2004 was $9.16 per share.

This investment involves risks, some of which are described in the “ Risk Factors” section beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004.

This prospectus is part of a registration statement that Hungarian Telephone and Cable Corp. (“HTCC”) filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, the selling stockholders named in this prospectus may, from time to time, offer up to 1,828,572 shares of our common stock currently owned by them. Each time the selling stockholders offer shares of common stock under this prospectus, they will be provided a copy of this prospectus and, if applicable, a copy of a prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement together with the information incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation by Reference” for more information.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information from that which is contained or incorporated by reference into this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any documents incorporated by reference in this prospectus is accurate only as of the date on the front cover of the applicable document or as specifically indicated in the document. Our business, financial condition, results of operations and prospects may have changed since that date.

References in this prospectus to the “Company,” “we,” “us” and “our” refer to Hungarian Telephone and Cable Corp. and its consolidated subsidiaries, unless the context otherwise indicated.

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FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industry in which we operate and our beliefs and assumptions. These forward-looking statements include statements that do not relate solely to historical or current facts and can be identified by the use of words such as “believe,” “expect,” “estimate,” “project,” “continue” or “anticipate” or the negatives thereof. These forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are not guarantees of future performance and are based on a number of assumptions and estimates that are inherently subject to significant risks and uncertainties, many of which are beyond our control, cannot be foreseen and reflect future business decisions that are subject to change. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Among the many factors that could cause actual results to differ materially from the forward-looking statements are:

•	Changes in the growth rate of the overall Hungarian, European Union and Central and Eastern European economy such that inflation, interest rates, currency exchange rates, business investment and consumer spending are impacted;

•	Materially adverse changes in economic conditions in Hungary;

•	Material changes in available technology;

•	The final outcome of Hungarian regulatory and legislative initiatives and proceedings including those relating to the terms of interconnection, access charges, universal service, unbundled networks, resale rates and the continued liberalization of the Hungarian telecommunications marketplace;

•	Changes in European Union laws and regulations, which may require Hungary and other countries to revise their telecommunications laws;

•	The overall effects of competition in the markets for the services that we currently provide and competition in the markets for services that we may enter into;

•	The entry into our markets by new competitors;

•	The final outcome of certain legal proceedings affecting us;

•	Our accounting assumptions which are subject to regulatory review;

•	The timing and profitability of our entry into new markets;

•	Employee retention;

•	Our ability to successfully integrate businesses or companies that we may acquire into our operations;

•	Changes in interest rates;

•	Changes in the currency exchange markets particularly in the Hungarian forint-euro exchange rate, the Hungarian forint-U.S. dollar exchange rate and the euro-U.S. dollar exchange rate;

•	Changes in the Hungarian political system;

•	Our relationships with some of our significant stockholders; and

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•	Our dependence on cash flow from our subsidiaries and certain restrictions on the payment of dividends by such subsidiaries.

Many of these factors are beyond our control and our business, financial condition, results of operations and cash flows may be adversely affected by these factors.

These factors are not exclusive. All of the forward-looking statements made or incorporated by reference in this prospectus are qualified by these cautionary statements and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we do not have any intention or obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

iii

SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information incorporated by reference, before making an investment decision.

Hungarian Telephone and Cable Corp.

We provide, through our Hungarian operating subsidiary Hungarotel Rt. (“Hungarotel”), basic wireline telephone and related services principally in three defined regions within the Republic of Hungary. We have approximately 194,000 telephone access lines connected to our network. The total population of the three regions in which we operate is approximately 668,000. We recently announced an agreement to purchase the telephone business of PanTel Rt., a Hungarian company which has built a fiber optical network covering substantially all of Hungary which network also connects to the surrounding countries.

HTCC, a Delaware corporation, was organized in 1992 and began generating operating revenue in 1995. Its fiscal year ends December 31 of each year.

Our principal office in Hungary is located at Terez krt. 46, H-1066, Budapest; telephone number 011-361-474-7700. Our United States office is located at 1201 Third Avenue, Suite 3400, Seattle, WA 98101-3034; telephone number 206-654-0204.

The Offering

We are registering 1,828,572 shares of our only class of common stock, par value $0.001, for sale by some of our stockholders. We issued these shares in a private transaction in 1999. The shares were subsequently sold to the current stockholders in October 2003.

RISK FACTORS

An investment in our stock is subject to a number of risks. You should carefully consider the following risks, as well as the other information contained in this prospectus, before investing in the stock. If any of the following risks actually occur, our business could be materially affected. You should refer to the other information set forth in this prospectus and our consolidated financial statements and the related notes incorporated by reference herein.

We are subject to substantial government regulation, which can result in adverse consequences for our business and results of operations.

We are subject to substantial governmental regulation, which could result in adverse consequences for our business and results of operations. The Hungarian government regulates the entire telecommunications marketplace in Hungary including, among other matters: prices of fixed line telephony services; carrier selection; number portability; our universal service obligations and benefits; the terms and conditions upon which we are required to “unbundle” our telecommunications network to allow other telecommunications service providers to use our network to compete with us in the provision of telecommunications services; and the terms and conditions upon which we must provide interconnection of our network to the networks of other telecommunications service providers. The Hungarian government has designated us as a telecommunications service provider with “significant market power” which increases the oversight of our operations. Our business and results of operations may be adversely affected by any changes in telecommunications laws or regulations enacted by the Hungarian government.

Hungary has recently joined the European Union and its integration may cause changes in Hungary’s laws, which could result in adverse consequences for our business and results of operations.

On May 1, 2004 Hungary joined the European Union. Hungary has recently revised its telecommunications laws to further promote competition and harmonize its telecommunications laws with the current European Union framework. Our business and results of operations may be adversely affected by changes in EU laws and regulations which may require Hungary to revise its telecommunications laws in a manner that increases competition, decreases our revenue or requires us to expend additional resources.

We face significant competition for our services due to increased telecommunications sector liberalization.

The recent revisions to the Hungarian telecommunications laws and regulations to further promote competition and harmonize Hungary’s telecommunications laws with the current European Union framework, have laid the foundation for effective competition in the Hungarian telecommunications marketplace. Now that our exclusive rights to provide local wireline telephone services in our markets have expired, we are now potentially subject to more competition in the wireline markets in which we operate. We believe that the competition for our existing business customers for both local and long distance services will be intense. Furthermore, Hungary has a very high mobile phone penetration rate. Competition from the mobile phone companies has been intense and we anticipate that such competition will continue in the future. Increased competition could result in less subscribers, lower revenue, lower prices and lower market share for us.

Our recently announced agreement to purchase PanTel may not occur or the integration of PanTel may be difficult which could negatively affect our business and results of operations.

We have agreed to acquire the business of PanTel, Hungary’s leading alternative telecommunications provider. Upon a successful closing, we may be exposed to certain risks, including the following:

•	the difficulty of assimilating the operations and personnel of the acquired entity;

•	the potential disruption to our ongoing business caused by senior management’s focus on the acquisition transaction;

•	our failure to incorporate successfully licensed or acquired technology into our network and product offerings;

•	the failure to maintain uniform standards, controls, procedures and policies; and

•	the impairment of relationships with employees as a result of changes in management and ownership.

There can be no assurance that we will consummate the acquisition or, if we do, that we will be successful in overcoming these risks, and our failure to overcome these risks could have a negative effect on our business, financial condition and results of operations.

We may not be able to adapt to technological changes in the telecommunications marketplace.

The telecommunications industry is subject to rapidly changing technology which affects customer demands as new products and services are introduced. Our future success will be impacted by our ability to anticipate and adopt new technologies as the telecommunications markets evolve. The successful deployment of new telecommunications technologies may require significant capital expenditures. There can be no assurance that we will have the capital resources or the ability to obtain such capital to make such investments. New technologies may also necessitate us taking some of our existing assets out of our network which could require substantial write-downs of the carrying value of our assets, resulting in charges to our statement of operations.

Economic conditions could continue to negatively affect our business and results of operations.

The recent global economic slowdown has continued to affect our business. A continued economic slowdown may continue to affect business investment spending on information technology and telecommunications systems. In addition, the lower level of wages in Hungary as compared to Western Europe and the United States has had, and could continue to have, an effect on our business. Many residential customers in Hungary can not afford both a landline phone and a mobile phone. A stagnant economy could decrease the number of our customers and decrease our average revenue per customer.

We are subject to currency risks, which may have a substantial adverse effect on our ability to service our debt.

Since we generate all of our revenue in Hungarian forints, our ability to repay debt denominated in currencies other than the Hungarian forint can be adversely affected by the weakening of the Hungarian forint against such non-Hungarian currency. For example, Hungarotel holds euro-denominated debt. If the Hungarian forint were to weaken against the euro, Hungarotel would need a greater amount of Hungarian forints to repay the same amount of euro-denominated debt. Management evaluates this risk frequently and enters into foreign currency forward contracts, if deemed effective, or purchases foreign currency in advance, to attempt to minimize such risks.

We are subject to fluctuations in currency exchange rates which could have an adverse effect on our reported financial results.

We report our financial results in U.S. dollars, our reporting currency, while all of our revenue and a substantial portion of our expenses, including capital expenditures, are in Hungarian forints.

•	Effect on Revenue And Expense Translation in the Company’s Statement of Operations. Changes in the Hungarian forint/U.S. dollar exchange rate have an impact on the amounts reported by us in our financial statements when we translate such forint amounts into U.S. dollars for reporting purposes. For example, if we had the same amount of revenue in Hungarian forints during two consecutive financial reporting periods and the value of the Hungarian forint appreciates against the U.S. dollar during the second financial reporting period as compared to the first financial reporting period, we would report higher revenue in U.S. dollars during the second financial reporting period even though the amount of revenue in Hungarian forints remained the same during each of the two financial reporting periods. Conversely, if the Hungarian forint weakened against the U.S. dollar during the second financial reporting period as compared to the first financial reporting period, we would report lower revenue in U.S. dollars during the second financial reporting period even though the amount of revenue in Hungarian forints remained the same during each of the two financial reporting periods. Therefore, fluctuations in the Hungarian forint/U.S. dollar exchange rate can have a material impact on our reported results.

•	Subsidiary Debt Denominated in Currency Other than the U.S. Dollar - Effect on Balance Sheet. If Hungarotel, the Company’s Hungarian subsidiary, holds debt denominated in a currency other than the U.S. dollar, that amount is translated into U.S. dollars at the exchange rate in effect on the balance sheet date. Therefore, if Hungarotel were to hold the same amount of Hungarian forint-denominated debt on two consecutive balance sheet reporting dates, and if the Hungarian forint appreciated against the U.S. dollar on the second balance sheet reporting date as compared to the first balance sheet reporting date, we would report more debt in U.S. dollars on our balance sheet, with respect to the Hungarian forint-denominated debt, even though the amount of Hungarian forint-denominated debt was the same on both balance sheet reporting dates. This increase in debt reported in U.S. dollars due to currency fluctuations would be recorded as a reduction to stockholders’ equity. Conversely, if Hungarotel were to hold the same amount of Hungarian forint-denominated debt on two consecutive balance sheet reporting dates, and if the Hungarian forint devalued against the U.S. dollar on the second balance sheet reporting date as compared to the first balance sheet reporting date, we would report less debt in U.S. dollars on our balance sheet, with respect to the Hungarian forint-denominated debt, even though the amount of Hungarian forint-denominated debt was the same on both balance sheet reporting dates. This decrease in debt reported in U.S. dollars due to currency fluctuations would be recorded as an addition to stockholders’ equity.

•	Subsidiary Debt Denominated in Currency other than the Hungarian forint- Effect on Statement of Operations - Hungarotel’s functional currency for accounting purposes is the Hungarian forint. Hungarotel has debt denominated in currencies other than the Hungarian forint (euros and U.S. dollars). When Hungarotel prepares its balance sheet, it must revalue debt amounts denominated in currencies other than the Hungarian forint into Hungarian forints at the exchange rate in effect at the balance sheet date. Therefore, if Hungarotel were to hold the same amount of U.S. dollar denominated debt on two consecutive balance sheet reporting dates, and if the Hungarian forint has appreciated against the U.S. dollar on the second balance sheet reporting date as compared to the first balance sheet reporting date, Hungarotel would report less debt in Hungarian forints on its balance sheet, with respect to the U.S. dollar denominated debt, even though the amount of U.S. dollar denominated debt was the same on both balance sheet reporting dates. The difference in the amount of Hungarian forints reported for the U.S. dollar denominated debt for the two periods would be translated back into U.S. dollars at the average Hungarian forint/U.S. dollar exchange rate for the second period and be recorded as a foreign exchange gain for the second period on our consolidated statement of operations. Conversely, in the same example if the Hungarian forint depreciates against the U.S. dollar on the second balance sheet reporting date as compared to the first balance sheet reporting date, Hungarotel would report more debt in Hungarian forints on its balance sheet, with respect to the U.S. dollar denominated debt, even though the amount of U.S. dollar denominated debt was the same on both balance sheet reporting dates. In this case, the difference in the amount of Hungarian forint reported for the U.S. dollar denominated debt for the two periods would be translated back into U.S. dollars at the average Hungarian forint/U.S. dollar exchange rate for the second period and be recorded as a foreign exchange loss for the second period on our consolidated statement of operations.

As a result, while our reported financial performance may change, a significant portion of such change may be due to currency fluctuations.

We are subject to risks resulting from fluctuations in interest rates.

Our debt is denominated in U.S. dollars, euros and Hungarian forints. The interest rate on the Company’s debt, on each, is a variable rate tied to current market interest rates. An increase in market interest rates could adversely affect our ability to service our debt.

The loss of key employees could adversely affect us.

Our operations are managed by a small number of key employees. The loss of such key employees could adversely affect our operations. There can be no assurance that we will be able to keep all of our key employees or find adequate replacement employees.

Changes in accounting assumptions or regulations could affect our financial results.

Changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or applications, could result in an impact on our financial results.

The low trading volume in our stock and the small “public float” of our stock subjects our common stock to volatile trading.

Three stockholders of the Company hold 65% of our outstanding common stock. Our common stock is traded on the American Stock Exchange. There has been, and we expect that there will continue to be, only limited shares of our common stock available on the market and limited trading volume for the common stock. Accordingly, the market price of the common stock may not be reflective of its underlying value. Limited trading volume can also increase the volatility of the market price of the common stock.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the sale of the shares of common stock sold under this prospectus. We will not receive any of the proceeds from any sales by the selling stockholders.

SELLING STOCKHOLDERS

We originally issued the shares in a private placement in 1999. The shares were resold by the initial purchaser to the current stockholders in October 2003. Selling stockholders may from time to time offer and sell any or all of the shares of common stock pursuant to this prospectus.

The table below sets forth the information provided by the selling stockholders, including the name of each selling stockholder and the number of shares of common stock. Information about the selling stockholders may change from time to time. Any changed information will be set forth in prospectus supplements or post-effective amendments, as required.

Because the selling stockholders may offer all or some portion of the shares of common stock, we cannot estimate the amount of common stock that may be held by the selling stockholders upon the completion of any sales. For information on the procedure for sales by selling stockholders, read the disclosure under the heading “Plan of Distribution” below.

Name of Selling Stockholder	Shares Owned Prior to Offering and Shares Registered in this Offering	Percentage of Common Stock Outstanding as of June 23, 2004+	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding After Offering
Asset Holder PCC No. 2 Limited re Ashmore Emerging Economy Portfolio	280,000	2.3%	280,000	*
Ashmore Global Special Situations Fund Limited	1,548,572	12.5%	1,548,572	*

Total	1,828,572	14.8%	1,828,572	*

+	Calculated based on 12,390,170 shares outstanding as of June 23, 2004.
*	Less than 1%

None of the selling stockholders listed above has, or within the past three years had, any position, office or any material relationship with us.

PLAN OF DISTRIBUTION

The common stock is being registered to permit the resale of such shares of common stock by the holders of such shares from time to time after the date of this prospectus. The term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. We will not receive any of the proceeds from the sales by the selling stockholders of the shares of common stock.

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell shares by one or more of, or a combination of, the following methods:

•	directly by the selling stockholders to one or more purchasers;

•	through underwriters, broker-dealers or agents;

•	in one or more transactions at fixed prices (which may be changed), at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices;

•	in option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus

•	in hedging transactions with brokers who may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholders; or

•	in the following additional transactions (which may involve crosses or block transactions):

•	on any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association on which the shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in over-the-counter market;

•	through the writing of options, whether the options are listed on an option exchange or otherwise; or;

•	through the settlement of short sales.

If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of the common stock through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of the common stock, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement. The underwriter or underwriters with respect to an underwritten offering of the common stock and the other material terms and conditions of the underwriting will be set forth in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the prospectus supplement. In connection with the sale of the common stock, underwriters will receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholder and any underwriter, broker-dealer or agent regarding the sale of common stock by the selling stockholders. Selling stockholders may decide not to sell all or a portion of the common stock offered by them pursuant to this prospectus or may decide not to sell the common stock under this prospectus. In addition, any selling stockholder may transfer, devise or give the common stock by other means not described in this prospectus. Any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The selling stockholders and any underwriters, broker-dealers or agents participating in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the common stock by the selling stockholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If the selling stockholders were deemed to be underwriters, the selling stockholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling stockholders and any other person participating in the distribution will be subject to the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders and any other relevant person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock being distributed. All of the above may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Peter T. Noone, General Counsel of the Company. Mr. Noone owns 100 shares of the Company’s common stock and holds options to purchase 70,000 shares of the Company’s common stock.

EXPERTS

The consolidated financial statements of Hungarian Telephone and Cable Corp. incorporated in this prospectus by reference to its Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of KPMG Hungaria Kft., independent registered public accountants, incorporated by reference herein upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, and obtain copies of our filings at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

INCORPORATION BY REFERENCE

We are “incorporating by reference” into this prospectus certain information we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (excluding any information furnished pursuant to Item 9 or Item 12 on any current report on Form 8-K), until the offering is complete. The documents we incorporate by reference are:

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 29, 2004.

•	The Company’s Quarterly report on form 10-Q for the fiscal quarter ending March 31, 2004 filed on May 14, 2004.

•	The Company’s Current Reports on Form 8-K filed on March 25, 2004 and May 17, 2004

•	The Company’s Proxy Statement on Form 14A filed with the SEC on April 5, 2004.

•	The description of the Company’s common stock, par value $0.001 per share contained in the Company’s Registration Statement on Form S-8 filed on January 31, 2001.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Hungarian Telephone and Cable Corp.

1201 Third Avenue, Suite 3400

Seattle, WA 98101-3034

Telephone: (206) 654-0204

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.

PART II

Information Not Required In Prospectus

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses payable by us in connection with the distribution of the common stock being registered hereby, other than any underwriting discounts and commissions. All the amounts shown are estimates, except the SEC registration fee.

Securities and Exchange Commission registration fee	$2,103.66
Accountant’s fees and expenses	$1,000.00
Legal fees and expenses	$1,500.00
Printing and Miscellaneous	$750.00

Total	$5,353.66

Item 15. Indemnification of Directors and Officers

The Certificate of Incorporation and Bylaws of the Registrant provide that the Registrant shall indemnify each officer and director of the Registrant to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (the “DGCL”). Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made against expense in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

The Certificate of Incorporation of the Registrant also provides that, to the fullest extent permitted by the DGCL, a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director of the Registrant. Such limitation does not affect the liability of a director (i) for any transaction from which the director derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends or redemption of shares or (iv) for any breach of a director’s duty of loyalty to the Registrant or its stockholders.

Under a directors’ and officers’ liability insurance policy, directors and officers of the Company are insured against certain liabilities, including certain liabilities under the Securities Act of 1933.

Item 16. Exhibits

Exhibit No.	Document
1	Underwriting Agreement (none)

2	Plan of acquisition, reorganization, arrangement, liquidation or succession (none)

4.1	Certificate of Incorporation of the Registrant, as amended

4.2	Bylaws of the Registrant, as amended

5	Opinion of Peter T. Noone, General Counsel of the Registrant

8	Opinion re tax matters (not applicable)

12	Statements re computation of ratios (not applicable)

15	Letter re: unaudited interim financial information (none)

23.1	Consent of Peter T. Noone, General Counsel for the Registrant (included in Exhibit 5)

23.2	Consent of KPMG Hungaria Kft., independent registered public accounting firm

24	Powers of Attorney

25	Statement of eligibility of trustee (not applicable)

26	Invitations for competitive bids (not applicable)

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that its meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on June 23, 2004.

HUNGARIAN TELEPHONE AND CABLE CORP.

By:	/s/ Ole Bertram
Ole Bertram
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

/s/ William T. McGann William T. McGann	Controller and Treasurer	June 23, 2004

* Daryl A. Ferguson	Co-Chairman	June 23, 2004

* Torben V. Holm	Co-Chairman	June 23, 2004

* Thomas Gelting	Director	June 23, 2004

* John B. Ryan	Director	June 23, 2004

* William E. Starkey	Director	June 23, 2004

* Leonard Tow	Director	June 23, 2004

*	The undersigned, by signing his name hereto, does hereby execute this Registration Statement pursuant to powers of attorney filed as exhibits to this Registration Statement.

/s/ Peter T. Noone
By:	Peter T. Noone
Attorney-In-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

4.1	Certificate of Incorporation of the Registrant, as amended

4.2	Bylaws of the Registrant, as amended

5	Opinion of Peter T. Noone, General Counsel of the Registrant

23.1	Consent of Peter T. Noone, General Counsel of the Registrant (included in Exhibit 5)

23.2	Consent of KPMG Hungaria Kft., independent registered public accounting firm

24	Powers of Attorney